Exhibit 10.20

FLIR SYSTEMS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

EFFECTIVE JANUARY 1, 2001

AS AMENDED AND RESTATED ON OCTOBER 22, 2008, EFFECTIVE JANUARY 1, 2005,

FOR BENEFITS ACCRUED AND/OR VESTED AFTER DECEMBER 31, 2004

This FLIR Systems, Inc. Supplemental Executive Retirement Plan (the “Plan”) was originally adopted effective January 1, 2001. The Plan is intended to promote the best interests of the Company by enabling the Company to retain in its employ those key employees who have materially contributed to the success of the business through their outstanding efforts, and to attract persons of outstanding ability to its key management positions. Throughout the Plan, the term “Company” shall mean FLIR Systems, Inc., but shall also include wherever applicable (with such applicability determined solely in the discretion of the Committee) any entity that is directly or indirectly controlled by the Company. The Plan is amended and restated effective January 1, 2005 for the purpose of complying with Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder. The Company intends to take full advantage of the grandfathering available under Section 409A of the Code. Benefits that were accrued and vested under the Plan as of December 31, 2004 will remain subject to the terms of the Plan in effect on December 31, 2004. Benefits accrued and vested after December 31, 2004 shall be subject to this Plan as amended and restated herein.

ARTICLE I

DEFINITIONS

Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise. The following definitions shall govern the Plan:

1.1 “409A Minimum Benefit” means the portion of an Employee’s Minimum Benefit that was accrued and/or vested after December 31, 2004, determined under Section 4.2(e) of the Plan.

1.2 “409A Subaccount” means the portion of an Employee’s Account that was accrued and/or vested after December 31, 2004 and all earnings credited with respect to such amounts.

1.3 “Account” means the account established under the Plan for each Employee to which the benefit amounts and Account Earnings under Article III shall be separately credited.

1.4 “Account Earnings” means the earnings which shall be credited to Employee Accounts pursuant to Article III.

1.5 “Board of Directors” or “Board” means the Board of Directors of FLIR Systems, Inc.

1.6 “Cause” means an Employee’s:

(a) Willful engagement in any misconduct in the performance of his duties that materially harms the Company, monetarily or otherwise;

(b) Performance of any act which, if known to the Company’s customers, clients or stockholders, would materially and adversely affect the Company’s business; or

(c) Willful and substantial nonperformance of assigned duties (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) which has continued after the Board has given written notice of such nonperformance to the Employee, which notice specifically identifies the manner in which the Board believes that the Employee has not substantially performed his duties and which indicates the Board’s intention to terminate the Employee’s employment because of such nonperformance. For purposes of (a) and (c) above, no act or omission on the Employee’s part shall be deemed “willful” if committed or omitted in good faith and with a reasonable belief that his action was in the best interest of the Company.

1.7 “Change of Control” means a merger or consolidation to which the Company is a party if the individuals and entities who were stockholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation; provided that any such transaction shall constitute a Change of Control with respect to an Employee’s 409A Subaccount or 409A Minimum Benefit only if it qualifies as a change in ownership of the Company, a change in effective control of the Company, or a change in ownership of a substantial portion of the assets of the Company as such terms are defined in Treasury Regulation §1.409A-3(i)(5)(v), (vi), and (vii), respectively.

1.8 “Code” means the Internal Revenue Code of 1986, as amended.

1.9 “Committee” means the administrative committee appointed by the CEO to administer the Plan. The Committee shall consist of not less than two persons and shall be responsible for administration of the Plan.

1.10 “Compensation” means the salary, bonus (including the value on the date of grant of any Company stock received in lieu of bonus) and commissions payable to an Employee during the Plan Year and considered to be “wages” for purposes of federal income tax withholding, before reduction for salary reduction contributions under Section 401(k) of the Code, or amounts deferred under any other deferral arrangements. Compensation does not include expense reimbursements, severance pay, any form of noncash compensation or benefits, group life insurance premiums, income from the exercise of stock options or other receipt of company stock (other than stock received in lieu of bonus), payments triggered by a change of control under employment agreements or other agreements between an Employee and the Company, or any other payments or benefits other than normal salary, bonus, or commissions.

1.11 “Disability” means the Employee qualifies for a disability benefit under the Company’s Long Term Disability Plan; provided that with respect to an Employee’s 409A Subaccount and 409A Minimum Benefit the Employee also is either:

(a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the employees of the Company.

1.12 “Early Retirement” means termination of employment with the Company at or after age 55 with at least five full years of prior service with the Company.

1.13 “Earnings Rate” means the interest rate to be applied to Employee Accounts. The Earnings Rate shall be used to determine Account Earnings which will be compounded quarterly. The Earnings Rate shall equal the prime lending rate plus 200 basis points and shall be established at the end of each quarter for the following quarter. The Earnings Rate shall be communicated to Employees after it is established each quarter. After a Change of Control, the Earnings Rate may not be reduced below the Earnings Rate in effect on the date of the Change of Control.

1.14 “Effective Date” means January 1, 2001.

1.15 “Employee” means a highly compensated or key management employee who has been designated by the CEO as eligible to participate in this Plan.

1.16 “Grandfathered Minimum Benefit” means the portion of an Employee’s Minimum Benefit that was accrued and vested as of December 31, 2004, determined under Section 4.2(e) of the Plan.

1.17 “Grandfathered Subaccount” means the portion of an Employee’s Account that was accrued and vested as of December 31, 2004 and all earnings thereafter credited with respect to such amount.

1.18 “Normal Retirement” means termination of employment with the Company at or after age 60.

1.19 “Plan” shall mean this FLIR Systems, Inc. Supplemental Executive Retirement Plan, as it may be amended from time to time.

1.20 “Plan Year” means the 12-month period commencing on January 1 and ending on December 31.

1.21 “Specified Employee” means each Employee who participates in the Plan.

ARTICLE II

ELIGIBILITY

2.1 Eligible Persons. Eligibility for participation in the Plan shall be limited to the Chief Executive Officer of the Company (the “CEO”) and employees of the Company on its U.S. payroll who report directly to the CEO and who are designated as eligible to participate by the CEO, in his sole discretion. Individuals who are eligible shall be notified by the Company in writing as to their eligibility to participate in the Plan.

2.2 Commencement of Participation. The initial group of eligible Employees began participating in the Plan on Effective Date. Employees who became or become eligible after the Effective Date have begun, or shall begin, participation in the Plan on the date chosen by the CEO.

2.3 Termination of Participation. Active participation in the Plan shall end when an Employee’s employment terminates for any reason. Upon termination of employment, an Employee shall remain an inactive participant in the Plan until all of the benefits to which he or she is entitled hereunder have been paid in full.

ARTICLE III

PLAN ACCOUNTS

3.1 Retirement Account

(a) A separate Account shall be established for each eligible Employee. All Accounts will be maintained on the books of the Company and the Company is under no obligation to segregate any assets to provide for the Accounts established under the Plan.

(b) After the Effective Date, on the last day of the Plan Year, Accounts of active Employees shall be credited with an amount equal to 10% of the Employee’s Compensation paid to the Employee during the Plan Year.

(c) At the end of each calendar quarter, Employee Accounts will be credited with Account Earnings which shall be compounded quarterly. Account Earnings shall continue to be credited to the Account as long as an Employee has a positive Account balance.

(d) Each Employee’s Account as of the end of each quarter shall consist of the amounts credited under Section 3.1(b) plus Account Earnings under Section 3.1(c) minus the amount of any distributions made during the quarter.

(e) Each Employee’s Account shall be segregated into a Grandfathered Subaccount and a 409A Subaccount. The Grandfathered Subaccount shall include the value of the accrued and vested Account as of December 31, 2004 and all future earnings credited with respect to such amount. The 409A Subaccount shall include that portion of the Account accrued and/or vested after December 31, 2004 and all future earnings credited with respect to such amounts.

3.2 Account Vesting.

(a) Accounts of Employees who are younger than 50 years old upon initially becoming a Plan participant shall vest at the rate of ten percent (10%) for each full year of participation in the Plan. Vesting increases shall occur on the first day of the Plan Year following the year in which the vesting increase is earned.

(b) Accounts of Employees who are age 50 or older upon initially becoming a Plan participant shall vest ratably over the number of years between the Employee’s age at the end of the first Plan Year of participation and age 60. (Example: An Employee is age 56 on the last day of the first Plan Year of participation. Such Employee will vest in the Plan benefit over 4 years, with 1/4 of such vesting occurring upon completion of each year of participation in the plan). Such ratable vesting shall take into account any additional service credits received under Sections 3.2(c) or (d) below. (Example: The same Employee receives 5 years of prior service credits under Section 3.2(c) which results in an initial vesting percentage of 25%. Such Employee will achieve the remaining 75% vesting in equal increments over the following four years of participation in the Plan). Vesting increases shall occur on the first day of the Plan Year following the year in which the vesting increase is earned.

(c) Employees with prior years of service with the Company shall receive vesting credits of 5% for each full year of prior service with the Company, to a maximum additional vesting of twenty-five percent (25%).

(d) In its sole discretion, the Committee may grant an Employee additional vesting credits for service at a company acquired by the Company. Such prior service credits shall be granted upon entry into the Plan and shall be communicated to the Employee at that time. Additional vesting credits under this section and Section 3.2(c) shall not exceed twenty-five percent (25%) in total.

(e) If an Employee terminates employment for any reason prior to Normal Retirement, death, or Disability, the Employee will forfeit the non-vested portion of his Account. Amounts forfeited under the Plan shall not be credited to Accounts of other Employees, but shall reduce the liability of the Company under the Plan.

(f) In the event an Employee terminates employment with the Company at Normal Retirement or on account of death or Disability, the Employee shall be fully vested in his or her Account and no part of such Account may be thereafter forfeited under Section 3.2(e).

(g) In the event of a Change of Control, all Employees shall be fully vested in their Accounts, and no amounts shall thereafter be forfeited under Section 3.2(e).

3.3 No Withdrawal. Amounts credited to an Employee’s Account may not be withdrawn or borrowed by the Employee and shall be paid to the Employee only in accordance with the provisions of this Plan.

ARTICLE IV

DISTRIBUTION OF PLAN BENEFITS

4.1 Normal Retirement Benefit. An Employee who terminates employment with the Company as a result of Early Retirement, Normal Retirement or within two years after a Change of Control, shall be entitled to receive payment of his or her vested Account balance in substantially equal annual installments, including principal and interest, over 20 years, with the first such payment due within 60 days of termination (subject to the application of Section 4.4 with respect to the transfer of an annuity to the Employee and Section 4.7 with respect to Specified Employees).

4.2 Minimum Retirement Benefit.

(a) Employees who terminate employment with the Company as a result of Early Retirement, Normal Retirement, death, or Disability shall be entitled to receive a minimum annual retirement benefit equal to the greater of the annual amount determined under Section 4.1 or under Section 4.2(b). In the event that the amount determined under Section 4.1 is determined to be less than the amount determined under Section 4.2(b) the Employee shall be entitled to receive an annual benefit equal to the amount determined under Section 4.2(b). Such benefit shall be paid annually for 20 years with the first such payment due within 60 days after retirement (subject to the application of Section 4.4 with respect to the transfer of an annuity to the Employee and Section 4.7 with respect to Specified Employees). Such benefit shall be in lieu of the benefit determined under Section 4.1.

(b) The minimum annual retirement benefit under the plan shall be equal to twenty-five percent (25%) of the greater of:

(i) the Employee’s Compensation received during the final 12 full months of employment, or

(ii) the average of the Employee’s two highest years of Compensation while an employee.

(c) For Employees who terminate as a result of Early Retirement, the benefit determined under Section 4.2(b) shall be reduced by six percent (6%) for each full or partial year prior to age 60 in which the termination occurs.

(d) If an Employee terminates within two (2) years after a Change of Control, the six percent (6%) benefit reduction shall not be applied and the benefit determined under this Section 4.2(b) shall be increased by 5% for each year, or partial year, that the Employee’s age at termination is less than age 60. The maximum increase under this Section shall be fifty percent (50%). (Example: An Employee, age 55  1 /2, terminates employment one year after a change of control. The minimum benefit under this section will be increased by 25%.)

(e) The minimum benefit determined hereunder shall be segregated into a Grandfathered Minimum Benefit and a 409A Minimum Benefit. The Grandfathered Minimum Benefit shall be calculated each year as provided under Proposed Treasury Regulation 1.409A-6. That portion of the total minimum benefit in excess of the Grandfathered Minimum Benefit shall be considered the 409A Minimum Benefit.

4.3 Pre-retirement Termination.

(a) Death.

(i) If an Employee dies while employed by the Company or before distributions have commenced, the Employee’s benefit shall be payable to the beneficiary or beneficiaries selected by the Employee. The benefit shall be paid in substantially equal annual installments, including principal and interest, over 20 years with the first such payment due within 60 days of the Employee’s death (subject to the application of Section 4.4 with respect to the transfer of an annuity to the Employee’s beneficiary). In the event the Employee has not designated a beneficiary at the date of Employee’s death, the benefit will be payable to the Employee’s estate.

(ii) If an Employee dies after benefit payments have commenced under the Plan, the beneficiary or beneficiaries selected by the Employee shall continue to receive the remaining payments due to the Employee as the Employee would have received them (subject to the application of Section 4.4 with respect to the transfer of an annuity to the Employee’s beneficiary). In the event the Employee has not designated a beneficiary at the date of the Employee’s death, the remaining payments will be payable to the Employee’s estate.

(b) Disability. In the event the Employee terminates employment as a result of a Disability such Employee shall be entitled to receive payment of his Account balances in substantially equal annual installments, including principal and interest, over 20 years with the first such installment due within 60 days of termination (subject to the application of Section 4.4 with respect to the transfer of an annuity to the Employee and Section 4.7 with respect to Specified Employees).

(c) Termination for Cause. In the event the Employee terminates employment for Cause, the Employee’s benefit shall be equal to his vested Account balance on the date of termination. Such Employee shall not be entitled to the minimum benefit provided under Section 4.2. The Employee’s Account balance shall be paid in a lump sum within 60 days after termination (subject to Section 4.7 with respect to Specified Employees). During the two-year period following a Change of Control, this provision shall not apply and the Employee’s benefit instead shall be payable pursuant to Section 4.1 of the plan.

(d) Other Termination. In the event the Employee terminates employment for reasons other than Early Retirement, Normal Retirement, Death, or Disability, the Employee’s benefit shall be equal to his vested Account balance. Such Employee shall not be entitled to the minimum benefit provided under Section 4.2. The benefit hereunder shall be paid in a lump sum within 60 days after termination (subject to Section 4.7 with respect to Specified Employees). Valuation of the Account shall occur on the last day of the month prior to the month in which the payment will occur. During the two-year period following a Change of Control, this provision shall not apply and the Employee’s benefit instead shall be payable pursuant to Section 4.1 of the Plan.

4.4 Annuitization of Benefit.

(a) Prior to Change of Control.

(i) Grandfathered Subaccount and Grandfathered Minimum Benefit. After an Employee becomes entitled to payments under the Plan, the Company may choose, at any time during the period that payments are due, to transfer to the Employee an insurance company’s immediate annuity in satisfaction of its obligations under the Plan with respect to the amount credited to the Participant’s Grandfathered Subaccount or the Participant’s Grandfathered Minimum Benefit, as applicable. The amount of the payment provided under the annuity shall be calculated to provide an after-tax benefit equal to the after-tax benefit that would have otherwise been received under the Plan. For purposes of calculating after-tax amounts under the Plan the Company shall assume a marginal tax rate equal to the highest marginal federal tax rate in effect at the date of annuitization. In addition to the annuity, the Company shall provide a gross-up bonus to each Employee. Such gross-up bonus shall be in the amount necessary to pay both the income tax on the receipt of the annuity and the income tax on the bonus, using the Employee’s marginal federal and state income tax rates on the date of annuitization.

(ii) 409A Subaccount and 409A Minimum Benefit. If an Employee becomes entitled to installment payments under the Plan on or after January 1, 2009, the Company shall transfer to the Employee within 60 days after the date of the Employee’s termination of employment or death (subject to Section 4.7 with respect to Specified Employees) an insurance company’s immediate annuity in satisfaction of its obligations under the Plan with respect to the amounts credited to the Participant’s 409A Subaccount or the Participant’s 409A Minimum Benefit, as applicable. The amount of the payment provided under the annuity shall be calculated to provide an after-tax benefit equal to the after-tax benefit that would have otherwise been received under the Plan. For purposes of calculating after-tax amounts under the Plan the Company shall assume a marginal tax rate equal to the highest marginal federal tax rate in effect at the date of annuitization. In addition to the annuity, the Company shall provide a gross-up bonus to each Employee. Such gross-up bonus shall be in the amount necessary to pay both the income tax on the receipt of the annuity and the income tax on the bonus, using the Employee’s marginal federal and state income tax rates on the date of annuitization.

(b) After Change of Control. Within 30 days after a Change of Control the Company shall annuitize the benefits due under the Plan. The annuity premium shall be calculated to provide an after tax benefit equal to the after tax benefit the Employee would be entitled to under the Plan assuming that the such benefit is payable at age 60. For purposes of calculating after-tax amounts under the Plan the Company shall assume a marginal tax rate equal to the highest marginal federal tax rate in effect at the date of annuitization. In addition to the annuity, the Company shall provide a gross-up bonus to each Employee. Such gross-up bonus shall be in the amount necessary to cover both the income tax on the receipt of the annuity and the income tax on the bonus, using the Employee’s marginal federal and state income tax rates on the date of annuitization. In the event that Employees earn additional benefits under the Plan after the benefit is annuitized hereunder, such additional benefits shall be annuitized within 30 days after the end of each calendar year under the same terms as the initial annuitization.

(c) Annuity Provider. All annuity contracts purchased by the Company hereunder shall be underwritten by an insurance company or other annuity provider having a minimum rating of at least “A” (as an annuity provider), as rated by A.M. Best.

4.5 Tax Withholding. All payments under this Plan shall be subject to all applicable withholding for state and federal income tax and to any other federal, state or local tax which may be applicable thereto.

4.6 Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the benefit, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company and Committee with respect to such benefits.

4.7 Payments to Specified Employees. In the case of a Specified Employee who is entitled to begin receiving payments under the plan as a result of termination from the Company for any reason other than Death, the first payment of such Specified Employee’s 409A Account or 409A Minimum Benefit shall be paid within 10 days after the first day of the seventh month following the Specified Employee’s termination date. Subsequent payments of the Specified Employee’s 409A Account or 409A Minimum Benefit shall be paid annually at the time they would have otherwise been paid under the Plan, absent this Section 4.7.

ARTICLE V

ADMINISTRATION

Administration of the Plan. The Plan shall be administered by a Committee of not less than two persons, appointed by the CEO. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan. A majority vote of the Committee members shall control any decision.

5.2 Delegation of Administration. The Committee may from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

5.3 Administration Procedures. The Committee may from time to time establish rules and regulations for the administration of the Plan and adopt standard forms for such matters as beneficiary designations, elections and applications for benefits, provided such rules and forms are consistent with the provisions of the Plan.

5.4 Binding Effect of Committee Decisions. All determinations of the Committee shall be binding on all parties. In construing or applying the provisions of the Plan, the Company shall have the right to rely upon a written opinion of legal counsel, which may be independent legal counsel or legal counsel regularly employed by the Company, whether or not any question or dispute has arisen as to any distribution from the Plan.

5.5 Books and Records. The Committee shall be responsible for maintaining the books and records for the Plan. Each Employee or his or her beneficiary shall be notified quarterly of the amount in his or her Account.

5.6 Indemnification. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE VI

CLAIMS PROCEDURE

6.1 Claims Procedure. If a claim for benefits under the Plan is denied in whole or in part, the claimant will be notified by the Committee within 60 days of the date the claim is delivered to the Committee. A claim that is not acted upon within 60 days may be deemed by the claimant to have been denied. The notification will be written in understandable language and will state:

(a) specific reasons for denial of the claim,

(b) specific references to Plan provisions on which the denial is based,

(c) a description (if appropriate) of any additional material or information necessary for the claimant to perfect the claim and why such material or information is necessary, and

(d) an explanation of the Plan’s review procedure.

6.2 Time Limit for Claim Submission. No claim shall be valid unless it is submitted within 60 days following the receipt of the disputed Plan benefit or the denial of a Plan benefit.

6.3 Review of Claims Denials. Within 60 days after a claim has been denied, or deemed denied, the claimant or his or her authorized representative may make a request for a review by submitting to the Committee a written statement requesting a review of the denial of the claim, setting forth all of the grounds upon which the request for review is based and any facts in the support thereof, and setting forth any issues or comments which the claimant deems relevant to the claim. The claimant may review pertinent documents relating to the denial. The Committee shall make a decision of review within 60 days after the receipt of the claimant’s request for review or receipt of all additional materials reasonably requested by the Committee from the claimant, unless an extension of time for processing a review is required, in which case the claimant will be notified and a decision will be made within 120 days of receipt of the request for review. The decision will be in writing, and in understandable language. It will give specific references to the Plan provisions on which the decision is based. The decision of the Committee on review shall be final and conclusive upon all persons if supported by substantial evidence.

ARTICLE VII

MISCELLANEOUS

7.1 Nontransferability. The right of Employee or any other person to the payment of any benefits under this Plan shall not be assigned, transferred, pledged or encumbered.

7.2 Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. No Employee or any other person shall have any interest in any fund or in any specific asset or assets of the Company by reason of this Plan, or for any other reason, or have any right to receive any distributions under the Plan except as and to the extent expressly provided under the Plan. Employees are general creditors of the Company with regard to the amounts owed pursuant to the Plan.

7.3 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and each Employee and his heirs, executors, administrators and legal representatives.

7.4 No Rights as Employee. Nothing contained herein shall be construed as conferring upon any Employee the right to continue in the employ of the Company as an employee.

7.5 Reimbursement of Costs. If the Company, Employee or a successor in interest to either of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party, the prevailing party’s costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses. Any reimbursement payable by the Company to an Employee pursuant to this Section 7.5 shall be conditioned on the submission by the Employee of all expense reports reasonably required by the Company, and shall be paid to the Employee within 30 days following the receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Employee incurred the reimbursable expense. Any amount of expenses eligible for reimbursement during a calendar year shall not affect the amount of expenses eligible for reimbursement during any other calendar year. The right to any reimbursement pursuant to this Section 7.5 shall not be subject to liquidation or exchange for any other benefit.

7.6 Applicable Law. This Plan shall be construed in accordance with and governed by the laws of the State of Oregon.

7.7 Entire Agreement. This Plan and any applicable enrollment forms constitute the entire understanding and agreement with respect to the Plan, and there are no agreements, understandings, restrictions, representations or warranties among Employee and the Company other than those as set forth or provided for therein.

7.8 Trusts. At its discretion, the Company may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of Plan benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

7.9 Termination or Amendment of Plan.

(a) Prior to a Change of Control, this Plan may be amended by the Company at any time in its sole discretion by resolution by its Board; provided however that no amendment may reduce the amount credited to an Employee’s Account on the date of such amendment or accelerate or delay the time at which benefits shall be paid to an Employee or beneficiary pursuant to the Plan, except as permitted under Section 409A.

(b) Prior to a Change of Control, the Company reserves the right to terminate the Plan in its entirety at any time. If the Plan is terminated, all Grandfathered Subaccounts shall be paid to the Employee’s in a lump sum, within 60 days of the termination; provided however, that Employees who, based on their current compensation, would have been entitled to the minimum benefit provided under Section 4.2, shall be paid a lump sum based on the value of the Grandfathered Minimum Benefit where such amount would be greater than the Grandfathered Subaccount balance on the date the Plan is terminated.

(c) Prior to a Change of Control, the Company reserves the right to terminate the Plan with regard to Employees’ 409A Subaccounts and 409A Minimum Benefits only to the extent permitted under Proposed Treasury Regulation 1.409A-3(j)(4)(ix)(A), (B), or (C). If the Plan is terminated under this Section 7.9(c) all benefits shall be valued as of the date of termination and paid at the earliest time allowed under such regulations.

(d) After a Change of Control the plan may not be amended or terminated without the prior written consent of a majority of plan participants.

7.10 Section 409A The Plan provisions applicable to the 409A Subaccount and the 409A Minimum Benefit are intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The Plan provisions applicable to the Grandfathered Subaccount and the Grandfathered Minimum Benefit are intended to be exempt from Section 409A of the Code to the maximum extent possible, and nothing contained in any amendment or restatement of the Plan is intended as, or shall be construed as, a material modification of the Plan within the meaning of Treasury regulation §1.409A-6(a)(4). In the event the terms of this Agreement would subject any Employee to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company may amend the terms of the Plan to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Plan are payable by reference to Employee’s “termination of employment,” such term shall be deemed to refer to the Employee’s “separation from service,” within the meaning of Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by a duly authorized officer on this 27th day of October, 2008.

FLIR SYSTEMS, INC.

By:	/s/ Stephen M. Bailey